EXECUTION VERSION

November 22, 2015

Capital Bank Financial Corp.
121 Alhambra Plaza, Suite 1601
Coral Gables, Florida 33134
Ladies and Gentlemen:
As a holder of Company Common Stock (as defined below), the undersigned (collectively, the “Stockholder”) understands that CommunityOne Bancorp, a North Carolina corporation (the “Company”), and Capital Bank Financial Corp., a Delaware corporation (“Parent”), are concurrently entering into an Agreement and Plan of Merger, dated as of November 22, 2015 (as it may be amended from time to time, the “Merger Agreement”), providing for, among other things, a merger of the Company with and into Parent (the “Merger”), in which each of the issued and outstanding shares of common stock, without par value, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent) will be converted into the right to receive the Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.
The Stockholder acknowledges that, as an inducement for Parent to enter into the Merger Agreement, Parent has required that the Stockholder enter into this letter agreement and the Stockholder is willing to enter into this letter agreement.
The Stockholder confirms his or her agreement with Parent, and Parent confirms its agreement with the Stockholder, as follows:
1.As used in this letter agreement, “Shares” means the shares of Company Common Stock which the Stockholder owns of record or beneficially and has the power to vote (for the avoidance of doubt, excluding any shares underlying options exercisable for, or warrants to purchase, shares of Company Common Stock whether or not such shares are included as beneficially owned by the Stockholder in the Company’s most recent annual proxy statement) as of the date of this letter agreement. The Shares are owned by the Stockholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Stockholder’s obligations under this letter agreement. The Stockholder represents and warrants that the Stockholder has the sole or shared power to vote or direct the vote of all Shares.
2.At every meeting of the stockholders of the Company called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder agrees to vote, or cause to be voted, two-thirds of the Shares (less any shares in excess of one-third of the Shares that may have been sold by the Stockholder in compliance with paragraph 21) (a) in favor of (i) approval of the Merger Agreement and (ii) any other matter that is required to be approved by the shareholders of the Company to consummate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to approval of the Merger Agreement or in competition with the Merger and (ii) any Acquisition Proposal and (c) in favor of any postponement, recess or adjournment at any meeting of the shareholders of the Company relating to any of the matters set forth in the foregoing clauses (a) or (b) if the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, in each case unless the Merger Agreement shall have been amended or modified to reduce the amount of Merger Consideration or cause the receipt of the Merger Consideration to be taxable to the holders of Company Common Stock without the Stockholder’s written consent. Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto

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so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Stockholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.
3.The Stockholder hereby revokes any and all previous proxies granted with respect to the Shares.
4.Following the Effective Time, the Stockholder hereby agrees not to, and to cause its controlled affiliates not to, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Parent Class A Common Stock, par value $0.01 per share (“Parent Common Stock”), or any options or warrants to purchase any Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive Parent Common Stock, owned directly by the Stockholder (including holding as a custodian) or with respect to which the Stockholder has beneficial ownership within the rules and regulations of the SEC, or hereinafter acquired (collectively, the “Parent Shares”), other than as provided herein or expressly consented to by Parent until the three (3) month anniversary of the Effective Time and thereafter shall continue to comply with the foregoing restriction with respect to fifty percent (50%) of the Parent Shares until the six (6) month anniversary of the Effective Time. The foregoing restriction is expressly agreed to preclude the Stockholder and its controlled affiliates from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of shares of Parent Common Stock even if such shares of Parent Common Stock would be disposed of by someone other than the Stockholder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Stockholder or its controlled affiliates’ shares of Parent Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Parent Common Stock.
5.Following the Effective Time, for so long as the Stockholder continues to beneficially own (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) an aggregate net long position of at least 75% of the shares of Parent Common Stock that Stockholder receives pursuant to the Merger (or, to the extent sales are made in accordance with paragraph 21, would have received pursuant to the Merger had such sales not occurred), and provided that such Stockholder validly made (and did not revoke) an Election to receive at least 85% of its Merger Consideration in the form of Stock Consideration, the Stockholder and Parent hereby agree:
(a)At any meeting of stockholders of Parent at which directors of Parent are to be elected, Parent shall nominate for election to the Board of Directors of Parent (the “Board of Directors”) one person (the “Stockholder Designee”) designated by the Stockholder; provided that such person shall have been determined to be qualified for service on the Board of Directors by the Company’s Nominating and Governance Committee applying in good faith substantially similar standards of qualification to those it applies to other nominees for election to the Board of Directors. In furtherance of the foregoing, Parent shall include the Stockholder Designee in any proxy statement and proxy or information statement and consent distributed by Parent for the purpose of soliciting proxies or consents for election to the Board of Directors and otherwise supporting the Stockholder Designee for election in a manner no less rigorous and favorable than the manner in which Parent supports its other nominees in the aggregate. The parties agree that, except to the extent the Stockholder provides written notice to the contrary prior to the Effective Time, the initial Stockholder Designee shall be Scott B. Kauffman, that he satisfies the requirements set forth in the proviso in the first sentenece of this Section 5(a) and that he shall be appointed to the Board of Directors as of the Effective Time.

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(b)Except as otherwise required by Parent’s certificate of incorporation as in effect on the date hereof or the Parent’s bylaws as in effect on the date hereof, Parent shall not take any action to remove, with or without cause, the Stockholder Designee serving on the Board of Directors; provided that, upon the written request of the Stockholder to remove, with or without cause, the Stockholder Designee serving on the Board of Directors, Parent shall be permitted to take such action to remove such Stockholder Designee.
(c) If a vacancy on the Board of Directors resulted from the death, resignation, retirement, disqualification, removal from office or other cause of the Stockholder Designee, the Board of Directors shall fill such vacancy only with a person designated by the Stockholder; provided that the Stockholder continues to have the right to nominate the Stockholder Designee pursuant to Section 5(a).
(d)Parent acknowledges that the Stockholder Designee may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Stockholder and/or certain of its affiliates (collectively, the “Investor Indemnitors”). Parent hereby agrees (1) that it is the indemnitor of first resort (i.e., its obligations to the Stockholder Designee are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Stockholder Designee are secondary), and (2) that it shall be required to advance the full amount of expenses incurred by the Stockholder Designee and shall be liable for the full amount of all expenses and liabilities incurred by the Stockholder Designee, in each case to the extent legally permitted and as required and the articles of incorporation and bylaws of Parent, without regard to any rights the Stockholder Designee may have against any Investor Indemnitor. Parent further agrees that no advancement or payment by any Investor Indemnitor on behalf of the Stockholder Designee with respect to any claim for which the Stockholder Designee has sought indemnification from Parent shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Stockholder Designee against Parent. Parent agrees that the Investor Indemnitors are express third party beneficiaries of the terms of this Section 5(d).
6.Upon the written request of the Stockholder at any time following the two (2) year anniversary of the Effective Time (a “Shelf Registration Request”), Parent shall promptly file (but in no event more than fifteen (15) days after receipt of the Shelf Registration Request) with the SEC a shelf Registration Statement (“Shelf Registration Statement”) pursuant to Rule 415 under the Securities Act relating to the offer and sale of Parent Common Stock by the Stockholder from time to time in accordance with the methods of distribution elected by the Stockholder and set forth in the Shelf Registration Statement and Parent shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become and remain effective under the Securities Act for so long as the Stockholder owns Shares that cannot be sold without registration without regard to volume limitations set forth in Rule 144 under the Securities Act. Parent shall provide the Stockholder with customary assistance and take such action as may be reasonably requested by the Stockholder to consummate the sale of the Stockholder’s shares of Parent Common Stock under such Shelf Registration Statement.
7.The Stockholder represents and warrants (a) that the Stockholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement; and (b) that, assuming the due authorization, execution and delivery of this letter agreement by Parent, this letter agreement is the Stockholder’s legal, valid and binding agreement and is enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity.
8.The Stockholder further represents and warrants that the execution and delivery of this letter agreement by the Stockholder does not, and the performance of his or her obligations under this

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letter agreement and the consummation of the transactions to be consummated by him or her as contemplated hereby will not, (a) conflict with or violate any Law applicable to the Stockholder or by which the Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent, impair, delay or adversely affect the performance by the Stockholder of his or her obligations under this letter agreement.
9.The Stockholder further represents, warrants and covenants that the Investment Agreement, dated April 26, 2011, by and between FNB United Corp. and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (as amended by Amendment No. 1, dated as of June 16, 2011, Amendment No. 2, dated August 4, 2011, and Amendment No. 3, dated October 20, 2011, the “Investment Agreement”) will be terminated in accordance with its terms by Stockholder prior to, or effective as of, the Effective Time without any continuing liabilities or obligations for the Company or Parent and, if not so terminated, shall by virtue of the execution hereof, terminate automatically upon the occurrence of the Effective Time; provided, that any indemnification obligations arising under the Investment Agreement with respect to the period prior to the Effective Time shall survive such termination in accordance with their terms.
10.The Stockholder agrees that all representations, terms and conditions of this letter agreement will apply to shares of Company Common Stock of which the Stockholder acquires record or beneficial ownership (and the power to vote) after the date hereof and prior to the termination of this letter agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.
11.This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this paragraph 11 and paragraphs 15, 16, 17, 18, 19, 22, 24 and 25 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination; provided, further, that upon termination of the Merger Agreement under circumstances where the Termination Fee is payable to Parent and such Termination Fee is paid in full, Parent shall be precluded from any remedy against the Stockholder in connection with this letter agreement or the transactions contemplated hereby, at law or in equity or otherwise, and Parent shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Stockholder or its affiliates or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this letter agreement or the transactions contemplated hereby.
12.The Stockholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any

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actions taken by the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company).
13.The Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s obligations under this letter agreement.
14.The Stockholder agrees that, prior to the termination of this letter agreement, the Stockholder shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Stockholder of his or her obligations under this letter agreement other than to a de minimis extent. The Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this letter agreement.
15.THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it, he or she is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 16 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
16.The parties to this letter agreement acknowledge and agree that any controversy which may arise under this letter agreement and the other documents referred to in this letter agreement and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter agreement and the other documents referred to in this letter agreement, and in respect of the transactions contemplated hereby and thereby. The parties to this letter agreement certify and acknowledge that (a) such party has not represented, expressly or otherwise, that such party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this paragraph 16.
17.Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier addressed, if to the Stockholder, to the address or facsimile number, as applicable, set forth in Schedule I hereto, and, if to Parent, in accordance with

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Section 9.5 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
18.This letter agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this letter agreement is void.
19.The Stockholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach, Parent shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Parent may be entitled, at law or in equity. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.
20.The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto, which shall occur concurrently herewith.
21.The Stockholder agrees not to, prior to the Termination Date, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares or (ii) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Shares, and shall not commit or agree to take any of the foregoing actions; provided, that the foregoing shall not prohibit the Stockholder from (a) disposing of or surrendering Shares to the Company in connection with the vesting, settlement or exercise of the Company Restricted Stock Awards, the Company Equity Awards or warrants to purchase shares of Company Common Stock for the payment of taxes thereon or, in respect of the Company Equity Awards, the payment of the exercise price thereon or (b) disposing of Shares in a broker-assisted cashless exercise of the Company Equity Awards expiring during the term of this letter agreement up to the amount necessary to pay the exercise price in respect thereof and any related taxes. In furtherance of the foregoing, the Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares for the period from the date hereof until the Termination Date.
22.Parent acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.
23.Any provision of this letter agreement may be (i) waived in whole or in part in writing by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this letter agreement.
24.The Merger Agreement and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.
25.In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of

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this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
[Signature Page Follows]

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Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.
Very truly yours,

OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner

By:	OHCP MGP Partners III, L.P., its general partner

By:	OHCP MGP III, Ltd., its general partner

By:	/s/ John R. Monsky
Name: John R. Monsky
Title: VP

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner

By:	OHCP MGP Partners III, L.P., its general partner

By:	OHCP MGP Partners III, L.P., its general partner

By:	/s/ John R. Monsky
Name: John R. Monsky
Title: VP

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Accepted and agreed as of the date set forth above.

CAPITAL BANK FINANCIAL CORP.

By:	/s/ R. Eugene Taylor
Name:	R. Eugene Taylor
Title:	Chairman and Chief Executive Officer

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Schedule I: Shareholder Address
c/o Oak Hill Capital Management
65 East 55th Street, 32nd Floor
New York, NY 10022
Attn:     John Monsky
Fax:     (212) 527-8450